Exhibit (j)(i)(a) under Form N-1A
                                              Exhibit 8 under Item 601/Reg S-K





 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Automated Government Cash Reserves in Post-Effective Amendment Number 81 to the Registration Statement (Form N-1A, No. 33-31602) of Automated Government Cash Reserves and to the incorporation by reference of our report, dated June 8, 2005, on Automated Government Cash Reserves (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2005.



                                          ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2005